Exhibit 10.12

THE DUN & BRADSTREET CAREER TRANSITION PLAN
(As amended and restated effective January 1, 2014)

The Dun & Bradstreet Corporation (the "Company") wishes to define those circumstances under which it will provide assistance to an Eligible Employee in the event of his or her Eligible Termination (as such terms are defined herein). Accordingly, the Company maintains The Dun & Bradstreet Career Transition Plan (the "Plan"). The Plan is hereby amended and restated effective January 1, 2014.
DEFINITIONS
1.1    "Base Salary" shall mean an employee's annualized base salary, excluding the following items: (a) overtime, (b) bonuses and commissions, whether fixed or variable payments, (c) employer contributions to or benefits under any employee benefit plan or deferred compensation arrangement, (d) any special or one-time payments, including without limitation, automobile or relocation allowances, and (e) other accrued benefits, including without limitation, vacation.
1.2    “Board” shall mean the Board of Directors of the Company.
1.3    “C&BC Reviewed Employees” shall mean those employees or team members whose compensation is directly reviewed and approved by the Compensation & Benefits Committee, whether such action is required by Charter of, or undertaken at the request of, the Compensation & Benefits Committee.
1.4    "Cause" shall mean (a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment, (b) continuing failure of the Eligible Employee to perform such duties as are requested by any employee to whom the Eligible Employee reports or the Participating Company's board of directors, (c) failure by the Eligible Employee to observe material policies of the Participating Company applicable to the Eligible Employee or (d) the commission by an Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude under applicable law.
1.5    "Compensation & Benefits Committee" shall mean the Compensation & Benefits Committee of the Board.
1.6    "Eligible Employee" shall mean a full‑time salaried employee or regular part‑time salaried employee of any Participating Company who is on the United States payroll of a Participating Company as of the date of Eligible Termination other than an employee who is otherwise eligible for severance benefits pursuant to an employment agreement or other individual agreement with any Participating Company.
1.7    "Eligible Termination" shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) that is (a) an involuntary termination of employment with a Participating Company by reason of a reduction in force program, job elimination or unsatisfactory performance in the execution of an Eligible Employee's duties or (b) a resignation for Good Reason that is mutually agreed to in writing by the Participating Company and the Eligible Employee. Notwithstanding the foregoing, an Eligible Termination shall not include (w) a unilateral resignation, (x) a termination by a Participating Company for Cause, (y) a termination as a result of a sale (whether in whole or in part, of stock or assets), an elimination or reduction of any operations in connection with the purchase of comparable operations from a third-party vendor (including an outsourcing), a merger or other combination, spin-off, reorganization or liquidation, dissolution or other winding up or other similar transaction involving a Participating Company, in any case, where an offer of employment at a Comparable Base Salary (as defined herein) is made to the Eligible Employee by the purchaser, acquirer or successor or surviving entity (including a third-party vendor) concurrently with his or her termination, or (z) any termination where an offer of employment with a Participating Company at a Comparable Base Salary is made to the Eligible Employee concurrently with his or her termination. An offer of employment shall be deemed to be a "Comparable Base Salary" if it is not less than the Eligible Employee's Base Salary at the time of his or her Eligible Termination. For purposes of this Section 1.6, an Eligible Employee shall be treated as receiving an offer of employment at a Comparable Base Salary if the Plan Administration Committee in good faith determines that the Eligible Employee would have received such an offer but for the Eligible Employee's failure to diligently apply for such employment.
1.8    “Good Reason” shall mean the occurrence of any of the following:
(a)    A material diminution in the Eligible Employee’s base salary in effect immediately prior to the Eligible Termination;
(b)    A material diminution in the Eligible Employee’s authority, duties, or responsibilities in effect immediately prior to the Eligible Termination;
(c)    The relocation of the Company’s offices at which the Eligible Employee is principally employed immediately prior to the effective date of the Eligible Termination to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Code Section 409A) from such location, except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations prior to the effective date of the Eligible Termination; provided, however, that a relocation of the Company's offices at which the Eligible Employee is principally employed immediately prior to the effective date of the Eligible Termination to New York City shall not constitute “Good Reason”; or
(d)    A material breach by the Participating Company of the agreement, if any, under which the Eligible Employee provides services.
The conditions described in paragraphs (a) - (d) above shall not constitute Good Reason unless the Eligible Employee provides notice to the Participating Company of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within 90 days of the initial existence of such event or circumstances, upon the notice of which the Participating Company shall have 60 days during which to cure such event or circumstances. If an Eligible Employee initiates the termination of the Eligible Employee’s employment for Good Reason, the actual termination of employment must occur within thirty (30) days after expiration of the cure period. An Eligible Employee’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Eligible Employee’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event). An Eligible Employee’s continued employment, through the thirtieth (30th) day following expiration of the cure period, shall not constitute consent to, or a waiver of rights with respect to, the event or circumstances constituting Good Reason to which such cure period applies.

1.9    "Named Fiduciaries" shall be the Compensation & Benefits Committee and the Plan Administration Committee.
1.10    "Participating Company" shall mean the Company or any other affiliated entity more than fifty percent (50%) of the voting interests of which are owned, directly or indirectly, by the Company and which has elected to participate in the Plan by action of its board of directors.
1.11    "Plan Administration Committee" shall mean the Plan Administration Committee appointed by the Board or by the Compensation & Benefits Committee.
1.12    "Plan Benefits Committee" shall mean the Plan Benefits Committee appointed by the Board or by the Compensation & Benefits Committee.
1.13    "Retirement Benefits" shall mean retirement or pension benefits an Eligible Employee is entitled to receive from a Participating Company or any other entity, including without limitation benefits under the Federal Social Security Act and retirement or pension benefits under any plan sponsored by a Participating Company or any other entity, whether or not intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended.
1.14    "Salary" shall mean an Eligible Employee's Base Salary at the time his or her employment terminates.
1.15    "Severance and Release Agreement" shall mean an agreement, in a form to be approved by the Company, signed by the Eligible Employee prior to the Eligible Employee becoming entitled to any benefits pursuant to this Plan. The form of Severance and Release Agreement shall include a general release of claims which will be as inclusive as the release included in the form attached hereto as Exhibit 1. Notwithstanding the foregoing, a Participating Company may, by action of its Chief Human Resources Officer (“CHRO”) or General Counsel, modify the form of Severance and Release Agreement to be signed by any Eligible Employee.
1.16    "Specified Key Employee” shall mean an Eligible Employee who, at the time of his or her Eligible Termination is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). Specified Key Employees will be identified by the Company according to procedures adopted by the Board or the Compensation & Benefits Committee applicable to all plans and agreements sponsored by the Company that are subject to Code Section 409A.
1.17    "Years of Service" shall mean one‑twelfth (1/12th) of an Eligible Employee's total number of full months of regular employment (whether full‑time or part‑time) with a Participating Company (beginning with his or her initial date of hire). Years of Service will be reduced by any period of regular employment for which an Eligible Employee was previously paid severance under the Plan.

SECTION 2
SEVERANCE BENEFITS
2.1    Subject to the provisions and requirements of this Section 2, in the event of an Eligible Termination, an Eligible Employee shall become eligible to receive from the Participating Company the benefits set forth on Schedule A hereto, as applicable.
2.2    The grant of benefits pursuant to Section 2.1 hereof is conditioned upon an Eligible Employee’s (a) signing a Severance and Release Agreement and the expiration of any revocation period set forth therein and (b) relinquishment of any right to benefits under the Dun & Bradstreet Executive Transition Plan. The Company shall deliver the Severance and Release Agreement to the Eligible Employee within ten (10) days of an Eligible Termination. No payments of severance benefits pursuant to Section 2.1 shall be made prior to the date that both (i) the Eligible Employee has delivered an original, signed Severance and Release Agreement to the Company and (ii) the revocability period (if any) has elapsed; provided however, that any payments that would otherwise have been made prior to such date but for the fact that Eligible Employee had not yet delivered an original, signed Severance and Release Agreement (or the revocability period had not yet elapsed) shall be made as soon as administratively practicable but not later than the seventy-fourth (74th) day following the date of the Eligible Termination. If an Eligible Employee does not deliver an original, signed Severance and Release Agreement to the Company within forty-five (45) business days after receipt of the same from the Company, (i) the Eligible Employee shall have no rights to severance benefits pursuant to Section 2.1, and (ii) the Company shall have no obligation to pay or provide to the Eligible Employee any such severance benefits.
2.3    Notwithstanding any other provision contained herein, and except with respect to the C&BC Reviewed Employees, the CHRO of the Company may, at any time, take such action as such officer deems appropriate (upon consultation with the General Counsel of the Company and only with the prior approval of the Chief Executive Officer of the Company) to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to the applicable Schedule or otherwise modify the terms and conditions applicable to an Eligible Employee under this Plan. In the event the position of CHRO is vacant, the Chief Executive Officer shall, upon consultation with the General Counsel, have the authority to take those actions granted to the CHRO in the immediately preceding sentence. Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a “welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).” For purposes of clarification, no change shall be made to the benefits payable to the C&BC Reviewed Employees without the express approval of the Compensation & Benefits Committee.
2.4    In the event a Participating Company, in its sole discretion, grants an Eligible Employee a period of inactive employee status, then, in such event, any amounts paid to such Eligible Employee during any such period shall offset the benefits payable under this Plan. For this purpose, a period of inactive employee status shall mean the period beginning on the date such status commences (of which the Eligible Employee shall be notified) and ending on the date of such Eligible Employee's termination of employment.
2.5    Any payment that does not qualify as a short-term deferral under Code Section 409A and Treasury Regulation Section 1.409A-1(b)(4) or a limited payment under Treasury Regulation Section 1.409A-1(b)(9)(v)(D) will not be made before the date immediately after the expiration of the six-month period following the date of termination or, if earlier, the date of Eligible Employee’s death, if the Eligible Employee is a Specified Key Employee as of the Eligible Termination. Payments to which the Eligible Employee otherwise would be entitled during the first six months following an Eligible Termination (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following the Eligible Termination. Notwithstanding the foregoing, to the maximum extent permitted under Code Section 409A and Treasury Regulation Section 1.409A-1(b)(9)(iii), during the Six-Month Delay and as soon as practicable after satisfaction of Section 2.2 of this Plan, the Company will pay the Eligible Employee an amount equal to the lesser of (A) the benefits scheduled to be provided under the Plan, or (B) two times the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Eligible Termination occurs, and (2) the sum of the Eligible Employee’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Eligible Employee’s taxable year preceding the taxable year in which the Eligible Termination occurs; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Eligible Employee by the Company under the Plan.
2.6    Notwithstanding any provision herein to the contrary, the Participating Company may, in its sole discretion, accelerate the payment of an Eligible Employee’s benefit to the extent permitted under the Treasury Regulations promulgated under Code Section 409A. No Eligible Employee shall have any election, direct or indirect, with respect to any such acceleration.
SECTION 3
AMENDMENT AND TERMINATION
3.1    The Company reserves the right to terminate the Plan on behalf of any or all Participating Companies at any time and without any further obligation by action of the Compensation & Benefits Committee, or such other person or persons to whom the Board properly delegates such authority. Employees do not vest in this benefit. Any other Participating Company may cease participation in the Plan by action of its board of directors or such other person or persons to whom such board properly delegates such authority.
3.2    The Company shall have the right to modify or amend the terms of the Plan at any time, or from time to time, to any extent that it may deem advisable by action of the Board, the Compensation & Benefits Committee, the Plan Benefits Committee or such other person or persons to whom the Board or either of the Committees properly delegates such authority. Any amendment shall be effective only to the extent of each such delegee’s delegated authority and then only to the extent such amendment does not cause the terms of the Plan or any benefit hereunder to violate the provisions of Code Section 409A or Section 1.409A of the Treasury Regulations.
3.3    All modifications of or amendments to the Plan shall be in writing.
SECTION 4
ADMINISTRATION OF THE PLAN
4.1    The Named Fiduciaries shall severally and not jointly have authority to control and manage the operation and administration of the Plan and to manage and control its assets.
4.2    The Named Fiduciaries may from time to time allocate fiduciary responsibilities among themselves and may designate persons other than Named Fiduciaries to carry out fiduciary responsibilities under the Plan, and such persons shall be deemed to be fiduciaries under the Plan with respect to such delegated responsibilities. Fiduciaries may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.
4.3    The Named Fiduciaries (and their delegees) shall have the exclusive right to interpret any and all of the provisions of the Plan and to determine any questions arising thereunder or in connection with the administration of the Plan. Any decision or action by the Named Fiduciaries (and their delegees) shall be conclusive and binding upon all Eligible Employees and all other interested parties. In all instances the Named Fiduciaries (and their delegees) shall have complete discretionary authority to determine eligibility for participation and benefits under the Plan, and to construe and interpret all provisions of the Plan and all documents relating thereto including, without limitation, all disputed and uncertain terms. All deference permitted by law shall be given to such constructions, interpretations and determinations.
4.4    Any action to be taken by a Named Fiduciary shall be taken by a majority of the members of the Named Fiduciary at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one member of the Named Fiduciary and the secretary of such Named Fiduciary shall be sufficient evidence to any person of any action taken pursuant to the Plan. Notwithstanding the foregoing, if the Company’s by-laws or charter require an alternate method for approval of any action, the method required pursuant to the by-laws or charter shall be followed.
4.5    Any person, corporation or other entity may serve in more than one fiduciary capacity under the Plan.
4.6    The Company shall indemnify all directors, officers, fiduciaries and employees of a Participating Company, or their heirs and legal representatives, against all liability and reasonable expense, including counsel fees, related to any matter or action arising in connection with or pursuant to this Plan, to the greatest extent permitted by the Company's charter, by-laws and applicable law.
SECTION 5
MISCELLANEOUS
5.1    Neither the establishment of the Plan nor any action of a Participating Company, the Compensation & Benefits Committee, the Plan Benefits Committee, the Plan Administration Committee or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with a Participating Company or to receive any benefits under the Plan. Each Participating Company expressly reserves the right to discharge any employee whenever the interest of such Participating Company, in its sole judgment, may so require, without any liability on the part of such Participating Company, the Compensation & Benefits Committee, the Plan Benefits Committee, the Plan Administration Committee, or any fiduciary.
5.2    Benefits payable under the Plan shall be paid out of the general assets of a Participating Company. No Participating Company need fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding any Participating Company from funding or setting aside amounts in anticipation of paying such benefits, so long as any such arrangement complies with Code Section 409A. Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Participating Company that employed such Eligible Employee.

5.3    A Participating Company shall deduct from the amount of any severance benefits payable hereunder the amount required by law to be withheld for the payment of any taxes and any other amounts properly to be withheld.
5.4    Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee. Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.
5.5    This Plan shall be interpreted and applied in accordance with the laws of the State of New Jersey, except to the extent superseded by applicable federal law. All references to statutory provisions and related regulatory provisions used herein shall include any similar or successor provisions. The exclusive jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan shall be exclusively in the courts in the State of New Jersey, including the Federal Courts located therein.
5.6    This Plan will be of no force or effect to the extent superseded by foreign law.
5.7    This Plan is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements and reimbursements, and shall be administered accordingly. The Plan shall be construed and interpreted with such intent. A right to a series of installment payments under the Plan is to be treated as a right to a series of separate payments in accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii). The Company, the Board, the Compensation & Benefits Committee, the Plan Administration Committee, the Plan Benefits Committee and the Participating Companies make no representations that the Plan, the administration of the Plan, or the benefits hereunder comply with Code Section 409A. If an operational failure occurs with respect to Code Section 409A, any affected Eligible Employee shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Internal Revenue Service.
5.8    This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company and of any Participating Company (whether written or unwritten). Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of any written individual employment contracts or written agreements between an Eligible Employee and a Participating Company, nor does it affect any Retirement Benefits. Benefits payable under the Plan shall be offset by any other severance or termination payment or pay in lieu of notice of termination made by a Participating Company including, but not limited to, amounts paid pursuant to any agreement, plan, policy or law.

* * * *
Schedule A
This Schedule A is applicable to Eligible Employees covered by Section 1.6 of the Plan. An Eligible Employee entitled to benefits hereunder shall, subject to Section 2 of the Plan, receive the following:
1. Salary Continuation.

(a)    If the Eligible Employee incurs an Eligible Termination, he or she shall be eligible for Salary continuation, payable pursuant to the Company’s normal payroll practices, through the Salary Continuation Period, as defined in this paragraph 1.

(b)    If the Eligible Employee incurs an Eligible Termination for any reason other than unsatisfactory performance, he or she shall have a "Salary Continuation Period" based on the Eligible Employee's Years of Service and Salary in accordance with the following table:

YEARS OF SERVICE
ANNUAL BASE SALARY	LESS THAN 5	5-9	10 AND ABOVE
UNDER $100,000	8 weeks	16 weeks	24 weeks
$100,000 TO $149,999	16 weeks	24 weeks	32 weeks
$150,000 TO $199,999	24 weeks	32 weeks	40 weeks
$200,000 TO $299,999	32 weeks	40 weeks	48 weeks
$300,000 AND ABOVE	40 weeks	48 weeks	52 weeks

(c)    If the Eligible Employee incurs an Eligible Termination by reason of unsatisfactory performance, he or she shall have a "Salary Continuation Period" based on the Eligible Employee's Years of Service and Salary in accordance with the following table:

YEARS OF SERVICE
ANNUAL BASE SALARY	LESS THAN 5	5-9	10 AND ABOVE
UNDER $100,000	4 weeks	8 weeks	12 weeks
$100,000 TO $149,999	8 weeks	12 weeks	16 weeks
$150,000 TO $199,999	12 weeks	16 weeks	20 weeks
$200,000 TO $299,999	16 weeks	20 weeks	24 weeks
$300,000 AND ABOVE	20 weeks	24 weeks	26 weeks

(d)    Notwithstanding the foregoing, in no case shall the Salary Continuation Period extend beyond the New Employment Date, as defined below.
2. New Employment.
(a)    The Eligible Employee shall have a "New Employment Date" as of the first date during the Salary Continuation Period that he or she commences performing services, or expands the scope or amount of services performed, for any Participating Company or any other entity, whether or not related to the Company. An Eligible Employee who continues to perform services for an entity other than a Participating Company that he or she performed while employed by the Participating Company will not be deemed to have a New Employment Date unless and until he or she expands the scope or amount of those services. To "perform services" means to perform any personal services for remuneration, compensation or reward as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation (or any other legal entity) or as a sole proprietor. For purposes of clarity, acceptance of Retirement Benefits does not, in and of itself, cause an Eligible Employee to have a New Employment Date.
(b)    The Eligible Employee shall periodically certify to the Company that he or she has not had a New Employment Date. Such certification must be delivered in writing to the Senior Human Resources Leader for North America each calendar quarter during the Salary Continuation Period, beginning with the first calendar quarter that ends on or after the date of termination. Failure to make the certification within five (5) business days of the end of each calendar quarter will result in the permanent discontinuation of the benefits described in paragraph 1 (salary continuation), paragraph 3 (welfare benefit continuation), and paragraph 4 (annual bonus payment).
(c)    Within five (5) business days of any New Employment Date, the Eligible Employee shall provide written notice to the Company setting forth (i) the New Employment Date, and (ii) the name, address, and telephone number of the new employer. The notice must be delivered to the Senior Human Resources Leader for North America or such other leader as may be designated from time to time by the Company’s chief human resources officer. An Eligible Employee who provides timely notice of his or her New Employment Date and who does not otherwise breach this Agreement shall be eligible to receive a New Employment Notification Bonus, defined below, but only if he or she is not employed by the Company or any Participating Company.
(d)    The New Employment Notification Bonus (i) shall be equal to fifty percent (50%) of the remaining Salary continuation payments to which the Eligible Employee would have been entitled after the New Employment Date had he or she not had a New Employment Date, and (ii) shall be paid in equal installments on the respective dates that such remaining Salary continuation payments would have been made. The New Employment Notification Bonus payments shall be offset, in such manner as the Plan Administration Committee shall determine, by any Salary continuation payments paid to the Eligible Employee after the New Employment Date.
(e)    If the Eligible Employee fails to timely notify the Participating Company of his or her New Employment Date, he or she will immediately (i) forfeit any and all rights under the Plan to Salary continuation and welfare benefit continuation through the Salary Continuation Period and (ii) repay to the Participating Company an amount equal one hundred percent (100%) of the Salary continuation payments he or she received after the New Employment Date, plus fifty percent (50%) of the Salary continuation payments he or she received on or before the New Employment Date. In addition, such Eligible Employee shall pay the reasonable costs and attorneys' fees of the Company or any Participating Company in bringing an action to enforce the rights of repayment described in this subparagraph 2(e).
3. Welfare Benefit Continuation. Medical and dental insurance benefits shall be provided through the end of the month that includes the last day of the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event shall such medical and dental insurance benefits be maintained longer than 18 months or at a level greater than as is in effect for active employees generally during the Salary Continuation

Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Participating Company for such benefits. For purposes of determining an Eligible Employee's entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee's 18‑month or other period of coverage shall commence on the first of the month following the last day of the Eligible Employee's Salary Continuation Period. Life insurance coverage shall cease as of the date of termination of employment.
4. Annual Bonus Payment. Subject to the provisions of this paragraph 4, a cash bonus for the calendar year of termination may be paid in the event the Eligible Employee was employed by a Participating Company for at least six full months during such year and the Eligible Employee participated in The D&B Annual Bonus Plan (the "Annual Incentive Plan") immediately prior to termination of employment. In such event, the Eligible Employee shall receive a bonus in an amount equal to the actual bonus which would have been payable under the Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months he or she was eligible for the Annual Incentive Plan while employed during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated, but no later than the 15th day of the third month following the end of the Eligible Employee’s taxable year (or the Participating Company’s taxable year, if later) during which the termination of employment occurred). Notwithstanding the foregoing, no amount shall be paid under this paragraph 4 in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance. The foregoing provisions of this paragraph 4 shall be appropriately modified in the case of any plan not on a calendar year basis.
5. Death. Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraph 1 (salary continuation) and paragraph 4 (annual bonus payment) of this Schedule shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.
6. Equity. The Eligible Employee's unvested rights in any stock options, restricted stock or other equity in the Company or any of its affiliates shall be immediately forfeited upon the termination of an Eligible Employee's employment. All vested rights in any stock options or other equity shall be governed by the applicable plan documents and/or agreements governing such equity.
7. Other Benefits. The Eligible Employee shall be eligible for such outplacement services during the Salary Continuation Period as shall be provided by the Participating Company. Unless expressly stated in this Plan to the contrary, all other benefits shall terminate upon the termination of the eligible Employee's employment with the Company.
8. No Further Benefits, Etc. Following an Eligible Employee's termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by a Participating Company including, but not limited to, any annual incentive plan, any stock incentive plan or any qualified or nonqualified retirement, profit sharing, stock option, restricted stock, perquisite, or other benefit plan of the Company or any of its affiliates.

Exhibit 1

SEVERANCE AND RELEASE AGREEMENT

THIS MEMORANDUM OF AGREEMENT (this “Agreement”) is made by and between __________________ (hereinafter referred to as "Employee") and Dun & Bradstreet, Inc. (“D&B”).
Recitals
This Agreement is based on the following:
A.    Employee has been employed by D&B since the date specified on the Appendix.
B.    The parties wish to enter into an agreement providing for the termination of Employee’s employment and the resolution of any differences that have or could arise between them.
In consideration of the promises and mutual covenants set forth in this Agreement and of the actions taken pursuant to this Agreement, and in full settlement of any claims Employee has or could have against D&B arising out of Employee's employment and its termination, the parties agree as follows:
Terms
1.    Termination of employment. As of the Termination Date specified on the Appendix, Employee’s employment with D&B will terminate. Regardless of whether Employee accepts this Agreement, Employee will be paid all earned salary and, in accordance with existing policy, all earned and unused vacation time. Employee is expected to settle all outstanding travel, entertainment and business expenses and/or advances by not later than two (2) weeks after Employee’s termination.
2.    Career Transition Plan. The benefits described in paragraphs 3, 4, 6 and 7 herein shall be provided pursuant to, and only to the extent permitted under, the Dun & Bradstreet Career Transition Plan, and only if Employee timely executes this Agreement and does not timely revoke it.
3.    Salary Continuation. For the period from the Termination Date through the earlier of the New Employment Date or the Last Day of Restriction Period specified on the Appendix, Employee will receive Salary Continuation in the amount specified on the Appendix. This will be paid on D&B’s normal payroll schedule starting on the first payroll date following the Effective Date of this Agreement.
4.    Bonus and incentive compensation. Employee will receive such bonus and other incentive compensation as is specified on the Appendix.
5.    Payroll taxes. The gross compensation specified in this Agreement will be paid less applicable payroll withholding and deductions, i.e., federal and state income taxes, Social Security, benefits, etc.
6.    Medical and dental coverage. For the period from the Termination Date through the earlier of the New Employment Date or the Last Day of Restriction Period, Employee and Employee’s eligible dependent(s) will continue to be covered by D&B's medical and dental plans, as each may be amended or supplemented from time to time for D&B employees. Eligibility for COBRA coverage will begin after such medical and dental coverage ends. Employee's coverage under D&B's life insurance plan shall cease as of the Termination Date.
7.    Stock options. From and after the Termination Date, Employee will not be eligible for or receive any additional stock option or other long-term incentive compensation grants. Previously granted stock options or other long-term incentive compensation grants will be governed by the terms of the applicable plan(s) under which they were granted.
8.    No other payments or benefits. Payments to Employee provided for under this Agreement are in lieu of, and Employee waives any and all rights Employee may have to receive, any other severance payments or any other payments or compensation to which Employee may now be or later become entitled upon termination of employment, except for retirement benefits and medical and dental insurance benefits.
9.    New Employment Date. Employee will have a "New Employment Date" as of the first date between the Termination Date and the Last Day of Restriction Period that he or she commences performing services, or expands the scope or amount of services performed, for any entity, including D&B or any of its parent, divisions, subsidiaries, affiliates, or partnerships (“D&B Related Companies”) or any other entity (whether or not such entity is in competition with D&B or any D&B Related Company). An Employee who continues to perform for any other entity services that he or she performed for such entity while employed by D&B or any D&B Related Company will not have a New Employment Date unless and until he or she expands the scope or amount of those services. To "perform services" means to perform any personal services for remuneration, compensation or reward as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation (or any other legal entity) or as a sole proprietor.
10.    Quarterly certification. Employee will periodically certify to D&B that he or she has not had a New Employment Date. The certification must be delivered in writing to the Senior Human Resources Leader for North America in each calendar quarter that ends between the Termination Date and the Last Day of Restriction Period. Failure to make the certification within five (5) business days of the end of each calendar quarter will result in the permanent forfeiture of any and all rights under this Agreement to Salary Continuation, insurance coverage continuation and an annual bonus payment.
11.    Notice of New Employment. Employee will notify D&B within five (5) business days of any New Employment Date. Such notice must be delivered in writing on a Notice of New Employment, delivered to the Senior Human Resources Leader for North America.
12.    Failure to Provide New Employment Notice. If the Employee fails to timely provide a Notice of New Employment to notify D&B of his New Employment Date, he shall immediately (i) forfeit any and all rights to Salary Continuation and benefit continuation through the Salary Continuation Period and (ii) repay an amount equal one hundred percent (100%) of the Salary Continuation payments he received on or after the New Employment Date, plus fifty percent (50%) of the Salary Continuation payments he received prior to the New Employment Date. In addition, the Employee shall pay the reasonable costs and attorneys' fees of D&B or any D&B Related Company in bringing an action to enforce the rights of repayment described in this paragraph 12.
13.    New Employment notification bonus. Although Employee is not eligible for any salary continuation payments after the New Employment Date, D&B will pay to Employee an amount equal to fifty percent (50%) of the total Salary Continuation, if any, to which Employee otherwise would have been entitled under paragraph 3 between the New Employment Date and the Last Day of Restriction Period. This New Employment notification bonus will be paid in equal installments on the same dates that the Salary continuation payments would have been made. The bonus will be reduced by the Salary Continuation payments, if any, paid to the Employee after the New Employment Date. Notwithstanding the foregoing, the Employee shall not be eligible to receive the New Employment notification bonus, if Employee's new employment is as an employee of D&B or any D&B Related Company, or if Employee breaches this Agreement or any other agreement with D&B or any D&B Related Company.
14.    No competition during Restriction Period. From the Termination Date through the Last Day of Restriction Period, unless Employee has first obtained the written consent of D&B’s Chief Executive Officer or General Counsel, Employee will not perform any work for, consult (for compensation or otherwise) with, or obtain or maintain any ownership (other than as a less than 5% stockholder in a public corporation) in, any corporation, partnership or other business entity (including, but not limited to, those businesses on the Principal Competitor List attached as Exhibit A) that (i) competes with D&B or any D&B Related Company in a field of business activity in which Employee has been primarily engaged on behalf of D&B or in which Employee has considerable knowledge as a result of his employment by D&B; or (ii) provides consulting services to prospects or customers of D&B or any D&B Related Company concerning their reduced use of products and services offered by D&B or any D&B Related Company (including, but not limited to, Credit Advisors, Inc., and The Kreller Group). However, if Employee is employed by D&B or any D&B Related Company primarily in the State of California or any other state that prohibits covenants not to compete, then this paragraph 14 shall not apply.
15.    No recruitment or solicitation during Restriction Period. From the Termination Date through the Last Day of Restriction Period, and except as otherwise provided for in writing, Employee will not recruit or solicit any customers of D&B or any D&B Related Company to become customers of any business entity that competes with any of the businesses owned or operated by D&B or any D&B Related Company. In addition, Employee will not recruit or solicit any employee of D&B or any D&B Related Company to leave D&B or any D&B Related Company to work with or for Employee or with or for another by whom Employee is employed, without first obtaining the written consent of D&B’s Chief Executive Officer or General Counsel.
16.    No public statement. From the Termination Date through the Last Day of Restriction Period, Employee will not originate any public written or oral statement, news release, or other public announcement or publication, relating to Employee’s employment by D&B or relating to D&B, any D&B Related Company, or any of their customers, personnel, or agents, without first obtaining the written consent of D&B’s Chief Executive Officer or General Counsel, except that Employee may disclose the fact that Employee was employed by D&B to prospective employers and recruiters. Except as permitted in this Agreement, Employee also will not use in any public written or oral statement, news release, or other public announcement or publication the indicia or name of D&B, any D&B Related Company, or any of their customers, personnel, or agents, without first obtaining the written consent of Chief Executive Officer or General Counsel.
17.    Nondisclosure; return of property. Employee will not at any time directly or indirectly disclose any confidential information, records, data, formulae, specifications or other trade secrets owned by D&B or any D&B Related Company to any person or entity or use any such information. All records, files, drawings, documents, models, disks, equipment and the like relating to the business of D&B or any D&B Related Company that Employee prepared or used or came in contact with during Employee’s employment by D&B will be and remain the sole property of D&B or the D&B Related Company. Employee warrants that as of the Termination Date all such property will have been returned to D&B or the D&B Related Company and that Employee will not retain any such property. In addition, Employee will turn over to D&B all documents (including without limitation paper documents, audiotapes, videotapes and other recording media, as well as all copies and transcripts of those documents) that contain matters of or relating to D&B, any D&B Related Company, or their affairs or employees.
18.    No re-employment. Except as provided herein, in exchange for the consideration set forth in this Agreement, and in order to avoid any future claim of retaliation, Employee forsakes any right to be re-employed by D&B or any D&B Related Company and will not apply for or accept reinstatement or employment at any time in the future with D&B or any D&B Related Company. However, should D&B or a D&B Related Company waive the provisions of this paragraph and employ Employee during the time Employee is receiving benefits hereunder, then upon rehire such benefits will cease and Employee will not be entitled to further payments. D&B or a D&B Related Company may rely on this paragraph in determining to refuse to employ Employee and/or declining to consider any application for employment that conflicts with this paragraph.
19.    Cooperation. Employee agrees to cooperate upon the reasonable request of D&B or any D&B Related Company, in assisting with (i) investigating, prosecuting or defending any claim, (ii) responding to or preparing for any government audit, investigation or inquiry that, in either case, relates in any manner to Employee’s employment with D&B, or (iii) other matters that are of significant business need to D&B that relate in any manner to Employee’s employment with D&B. D&B will reimburse Employee for reasonable and necessary out of pocket expenses Employee may incur in connection with such cooperation.
20.    Release of claims.
a.    Employee, for himself or herself and for Employee’s family, representatives, successors and assigns, releases and forever discharges D&B, all D&B Related Companies, and their respective representatives, successors, assigns, directors, officers, employees, attorneys, agents, and trustees or administrators under any Dun & Bradstreet plans (the “Released Parties”) from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, that Employee had or now has or may have against the Released Parties from the beginning of Employee’s employment with D&B or any D&B Related Company to and including the Effective Date of this Agreement, on account of, or arising out of, any matter related to Employee’s employment with D&B or any D&B Related Company or termination of such employment (the “Released Claims”). The Released Claims include, but are not limited to, all rights, claims, and causes of action under (as amended) Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), The Americans with Disabilities Act, the Family and Medical Leave Act, and (when applicable), the New York State and City Human Rights laws, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Equal Pay Act, the New Jersey Conscientious Employee Protection Act, and the California Fair Employment and Housing Act, any other local, state or federal law, including but not limited to laws related to discrimination or wrongful termination, any implied or express contract of employment, whether oral or written, and/or any claim arising under common law. The Released Claims also include any and all wage and hour related claims to the maximum extent permitted by federal and state law arising out of or in any way connected with Employee’s employment with D&B or any D&B Related Company, including but not limited to, claims under the the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 section 1A and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101) and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law.
b.    The Released Claims, however, do not include (i) any claim arising from a breach of this Agreement by D&B; or (ii) any claim that may not be waived by private agreement without governmental or judicial supervision.
c.    Employee’s release of claims also does not bar Employee from filing a charge or complaint with the Equal Employment Opportunity Commission or an analogous state agency or assisting such an agency in its investigation of a charge or complaint of discrimination, but it does bar Employee from recovering monetary damages or other relief from the Released Parties in an individual, class, or governmental agency action covering any of the Released Claims.
d.    The Released Claims include all such claims whether known or unknown by Employee. Where applicable, Employee therefore waives the protection of California Civil Code section 1542 or any other analogous statute or principle of law. Section 1542 states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.
e.    If Employee brings any action, law suit or proceeding (“Action”) based on a Released Claim (other than an ADEA claim), then within ten (10) days of D&B’s written demand, Employee will return to D&B the value of the severance benefits received by Employee under this Agreement, regardless of the outcome of the Action, and will pay to D&B all of its reasonable attorneys’ fees and costs incurred in the Action (including any appeals resulting from the Action), if D&B prevails in the action.
f.    If Employee’s release of ADEA claims is found to be invalid, D&B will be entitled, to the extent not prohibited by law, to set-off, recoupment, or restitution of the value of the severance benefits received by Employee under this Agreement.
21.    Confidentiality of Agreement. Employee will forever refrain from disclosing to any third party or other entity the fact of this Agreement, and further will keep the terms of this Agreement confidential and not disclose same to any third party, except Employee may (i) do so pursuant to a court order or other valid governmental authority, and (ii) disclose the fact and nature of the restrictive covenants contained in this Agreement to prospective employers. If, pursuant to a court order or other governmental authority, Employee may be or is required to disclose all or any portion of this Agreement, Employee will immediately so notify D&B and D&B will be given the right to intercede with such court or governmental entity to seek to prevent or limit the extent of disclosure. Employee's attorneys, spouse and financial advisors will not be deemed to be third parties for purposes of this paragraph.
22.    Taxation and Indemnification. Employee acknowledges and represents that he has relied on the advice of persons of his own choosing regarding the taxability of the payments to be paid under this Agreement. Employee further acknowledges and agrees that D&B has made no representations to him regarding the tax consequences of any amounts to be received by him pursuant to this Agreement. Employee agrees to pay federal, state or local taxes, if any, which are required by law to be paid with respect to any funds Employee receives or that are paid on Employee’s behalf pursuant to this Agreement but not any employer share of FICA, Medicare or unemployment/disability contributions which may be required by a government agency. Other than as to any employer share of FICA, Medicare or unemployment/disability contributions which may be required by a government agency, Employee agrees to defend, indemnify and hold D&B harmless from any claims, demands, penalties, interest, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against D&B for any amounts claimed due on account of this Agreement, or pursuant to any claims made under any federal, state or local tax law.
23.    Remedies in event of breach. Except as separately provided by this Agreement with respect to Employee’s release of claims, in the event of a breach of this Agreement by Employee, D&B or any D&B Related Company will be entitled to recover from Employee any damages, costs, and expenses D&B may incur (including court costs, judgments, attorneys' fees, and all other costs and expenses, taxable or otherwise) in defending against, or seeking or obtaining an abatement of or an injunction against, such action or proceeding, or in establishing or maintaining the applicability or validity of any provision of this Agreement. In the event of such breach by Employee, D&B, at its option, may (i) seek specific performance of this Agreement, or (ii) seek return of all monies paid and the value of all benefits provided pursuant to this Agreement as of the date of such breach, and D&B will be relieved of all future payments and obligations provided for under this Agreement.
24.    Accord and satisfaction. The parties expressly understand and agree that this Agreement is in full accord, satisfaction and discharge of any and all claims Employee has or could have against D&B or any D&B Related Company arising out of Employee's employment by D&B or any D&B Related Company and the termination of that employment, and that this Agreement has been executed with the express intention of extinguishing all obligations and all claims and rights that Employee has or could assert against D&B or any D&B Related Company, except as expressly provided for herein.
25.    No admission. The parties acknowledge that this Agreement has been executed in connection with the compromise and settlement of possible claims and that this Agreement and the actions taken pursuant to this Agreement do not constitute an acknowledgment or admission on the part of either party of liability for any matter or precedent upon which liability may be asserted. Nothing contained in this Agreement will prevent either party from enforcing its rights under this Agreement if it is breached by the other party. Without limiting the generality of the foregoing, the execution of this Agreement should not be construed as an admission by either party that it has violated any federal, state or local statute, law, rule, regulation or ordinance of any nature whatsoever or that it has acted improperly with regard to the other, and that the execution of this Agreement does not violate any federal, state or local statute, law, rule, regulation or ordinance of any nature whatsoever.
26.    No third-party beneficiary where not so provided. Except as expressly stated in this Agreement, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary of this Agreement, and this Agreement should not be construed to be made for the benefit of any person or entity not expressly provided for in this Agreement. If Employee dies prior to payment of all of the payments and benefits provided for in this Agreement, then the remaining payments will be paid to Employee’s estate.
27.    Employee’s acknowledgment. Employee acknowledges that:

a.    Employee has had a period of at least twenty-one (21) days within which to consider whether to sign this Agreement, although Employee is free to sign this Agreement at anytime during that 21-day period, except that Employee may not accept this Agreement prior to the time that Employee’s employment with D&B terminates.
b.    Employee has a period of seven (7) days from the date that Employee signs this Agreement within which to revoke it. This Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period without a timely revocation, at which time will be the Agreement’s “Effective Date.”
c.    Employee is advised to consult with an attorney about this Agreement at Employee’s own expense.
d.    Employee fully understands the terms and contents of this Agreement and voluntarily, knowingly and without coercion is entering into this Agreement.
e.    Employee has been provided electronic access to the summary plan description that outlines the benefits Employee is entitled to under The Dun & Bradstreet Career Transition Plan and is aware of Employee’s rights, privileges, and obligations under such plan.
28.    Severability. If, for any reason, any one or more of the provisions of this Agreement is held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction in a particular case or in all cases, that circumstance will not have the effect or rendering the provision(s) invalid in any other case, or rendering any other provisions of this Agreement inoperative, unenforceable or invalid. If, however, the provisions of any of paragraphs 10 through 12 or 14 through 23 are held or deemed unenforceable or invalid as to Employee, and Employee thereafter ceases to abide by the provision(s), then D&B will have the right to declare this Agreement null and void and will have no further payment obligations under paragraph 3 or 4.
29.    Governing law. This Agreement will be construed in accordance with the laws of the State of New Jersey or federal law as applicable.
30.    Notices. All notices to be given under this Agreement must be in writing sent by certified or registered mail or overnight delivery service with receipt acknowledged and addressed to:
If to D&B, to:
Dun & Bradstreet, Inc.
103 JFK Parkway
Short Hills, NJ 07078
Attn: Leader - Human Resources
with a copy to:
Dun & Bradstreet, Inc.
103 JFK Parkway
Short Hills, NJ 07078
Attn: General Counsel
If to Employee, to the address shown on the Appendix.
Notices will be deemed given when received.

31.    Entire agreement. This Agreement constitutes the entire agreement of the parties and all prior negotiations or representations are merged into this Agreement or replaced by it, except to the extent Employee has an obligation to repay to the Company advanced but unearned commissions (a “Deficit Balance”). Employee’s obligation to repay the Company any outstanding Deficit Balance survives this Agreement. Other than the foregoing discussion concerning any Deficit Balance, the parties understand and agree that there are no oral or written agreements binding between them that modify this Agreement and that they are not relying on any promises or representations made by or on behalf of the other party, except as expressly set forth in this Agreement. Nothing herein shall supersede Employee’s obligations, or D&B’s rights, under the Detrimental Conduct Agreement previously entered into between Employee and D&B, if any. This Agreement may be executed in counterparts, each being deemed an original.

Employee and D&B, by its duly authorized agent, hereby execute this Agreement.
EMPLOYEE: _____________________        DUN & BRADSTREET, INC.

________________________________        By:

Date:                             Name:

Date:

Witness as to Employee:                Attest as to D&B:

By:                            By:

Name:                         Name:

Date:                            Date:

Appendix

Summary of Benefit Entitlements

Employment Date:    ______________________________

Termination Date:    ______________________________

Position from which terminated:                ______________________________

Salary Continuation:                    $_________ per week for ____ weeks
(annual rate of $_____; to be paid on D&B’s normal payroll schedule)

Last Day of Restriction Period:                ______________________________

Welfare Benefit Continuation:	[LIST NAMES OF MEDICAL AND DENTAL PLANS UNDER WHICH EMPLOYEE COVERED]

Annual Bonus Payment	[x] of the annual bonus
(if eligible)

otherwise payable to you at time of normal payment.

[Individual] [Group] Outplacement:	As provided by D&B.

Employee’s Address for Notices:	______________________________
______________________________
______________________________

The description of benefits contained in this Appendix is only a summary and is subject to the terms and conditions of the Memorandum of Agreement to which it is attached.